Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Lindblad Expeditions Holdings, Inc. on Form S-8 of our report dated March 14, 2016, with respect to our audits of the consolidated financial statements of Lindblad Expeditions Holdings, Inc. and Subsidiaries as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014, and 2013 appearing in the Annual Report on Form 10-K of Lindblad Expeditions Holdings, Inc. for the year ended December 31, 2015.

Marcum LLP

Melville, NY

July 28, 2016

Marcum LLP ■ 10 Melville Park Road ■ Melville, New York 11747 ■ Phone 631.414.4000 ■ Fax 631.414.4001 ■ marcumllp.com